EXHIBIT 5.1, 8.1, 23.1

[THACHER PROFFITT & WOOD LLP LETTERHEAD]

February 28, 2006

Citigroup Global Markets Inc.

390 Greenwich Street, 4th Floor

New York, New York 10013

Opinion: Underwriting Agreement

Citigroup Mortgage Loan Trust Inc.

Citigroup Mortgage Loan Trust, Series 2006-WFHE1

Asset-Backed Pass-Through Certificates

Ladies and Gentlemen:

We have acted as counsel to Citigroup Global Markets Realty Corp. (the “Seller”), Citigroup Mortgage Loan Trust Inc. (the “Depositor”) and Citigroup Global Markets Inc. (the “Underwriter” and the “Initial Purchaser”, as applicable) in connection with (i) the Assignment and Recognition Agreement, dated February 28, 2006 (the “Seller Sale Agreement”), among the Seller, the Depositor and Wells Fargo Bank, N.A., (ii) the Pooling and Servicing Agreement, dated as of February 1, 2006, among Citigroup Mortgage Loan Trust Inc. (the “Depositor”), Wells Fargo Bank, N.A. (the “Servicer”), Citibank, N.A. (the “Trust Administrator”) and U.S. Bank National Association (the “Trustee”), and the certificates issued pursuant thereto designated as Asset-Backed Pass-Through Certificates, Series 2006-WFHE1 (the “Certificates”), (iii) the Custodial Agreement, dated February 28, 2006 (the “Custodial Agreement”), among the Depositor, the Trustee and Citibank (West), FSB (the “Custodian”), (iv) the Cap Administration Agreement, dated February 28, 2006 (the “Cap Administration Agreement”), between the Seller and Citibank, N.A., (v) the Underwriting Agreement, dated February 15, 2006 (the “Underwriting Agreement”), between the Depositor and the Underwriter, (vi) the Certificate Purchase Agreement, dated February 28, 2006 (the “Certificate Purchase Agreement”), between the Depositor and the Initial Purchaser, (vii) the Free Writing Prospectus (including the Base Prospectus, as defined below), dated February 10, 2006 (the “Free Writing Prospectus”), as used on February 15, 2006 (the “Pricing Date”), (viii) the Prospectus Supplement, dated February 15, 2006 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated September 29, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (ix) the Private Placement Memorandum dated February 28, 2006 (the “Private Placement Memorandum”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Custodial Agreement, the Cap Administration Agreement, the Underwriting Agreement and the Certificate Purchase Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on the actual present knowledge of such attorneys.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions thereof applicable to a real estate mortgage investment conduit (“REMIC”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.            The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, constitutes a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor in accordance with its terms.

2.            The Certificates, assuming the execution, authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

3.            Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II, REMIC III and REMIC IV will qualify as a REMIC, (ii) the REMIC I Regular Interests will represent ownership of the “regular interests” in REMIC I, and the Class R-I Interest will constitute the sole class of “residual interests” in REMIC I, (iii) each class of the Class A Certificates and the Mezzanine Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account), the Class CE Interest and the Class P Interest will represent ownership of “regular interests” in REMIC II and will generally be treated as debt instruments of REMIC II, and the Class R-II Interest will constitute the sole class of “residual interests” in REMIC II, (iv) the Class CE Certificates (exclusive of any obligation to make payments to the Net WAC Rate Carryover Reserve Account) will represent ownership of the “regular interests” in REMIC III, and the Class R-III Interest will constitute the sole class of “residual interests” in REMIC III, (v) the Class P Certificates will represent ownership of the “regular interests” in REMIC IV, and the Class R-IV Interest will constitute the sole class of “residual interests” in REMIC IV, (vi) the Class R Certificates will evidence ownership of the Class R-I Interest and Class R-II Interest and (vii) the Class R-X Certificates will evidence ownership of the Class R-III Interest and Class R-IV Interest.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Certain Federal Income Tax Consequences” and “Legal Matters”, without admitting that we are “persons” within the meaning of Section 7(a) or 11 (a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

/s/ THACHER PROFFITT & WOOD LLP